Exhibit (a)(1)(G)

SUPPLEMENT TO OFFER TO PURCHASE

BY

DESIGNER BRANDS INC.

Up to $100 Million of its Class A Common Shares, without par value

To Increase the Cash Purchase Price to Not More than $10.00 per Share Nor Less than $8.75 per Share

CUSIP: 250565108

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, AT THE END OF THE DAY, NEW YORK CITY TIME, ON JULY 7, 2023, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”). THE OFFER IS SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS AS SET FORTH UNDER THE HEADING “THE OFFER-CONDITIONS OF THE OFFER.”

Designer Brands Inc., an Ohio corporation (“DBI,” the “Company,” “we,” “us” or “our”), hereby amends and supplements its offer to purchase up to $100 million in aggregate purchase price of our issued and outstanding Class A Common Shares, without par value (each, a “Share” and collectively, the “Shares”), to increase the purchase price that is not greater than $10.00 nor less than $8.75 per Share to the seller in cash, less any applicable withholding taxes and without interest (the price as determined as provided herein, the “Purchase Price”), upon the terms and subject to the conditions described in the Offer to Purchase, dated June 8, 2023 (the “Original Offer to Purchase”) filed as an exhibit to the Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) on June 8, 2023 (the “Tender Offer Statement”), as amended and supplemented by the Amendment No. 1 to the Tender Offer Statement, filed with the SEC On June 23, 2023 (“Amendment No. 1”), this Supplement to Offer to Purchase (the “Supplement,” and together with the Original Offer to Purchase, as each may be further amended or supplemented from time to time, the “Offer to Purchase”), the related Amended Letter of Transmittal, and the other materials filed as exhibits to Amendment No. 1 that we have filed with the SEC (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “Offer.”

Except to the extent amended and supplemented by this Supplement, the terms and conditions set forth in the Original Offer to Purchase remain applicable in all respects to the Offer. This Supplement is a part of, and should be read in conjunction with, the Original Offer to Purchase, the Amended Letter of Transmittal, and the other documents that constitute part of the Offer. Where information in the Original Offer to Purchase, the Amended Letter of Transmittal, and the other documents that constitute part of the Offer is in conflict with, supplemented by or replaced by information in this Supplement, the information provided in this Supplement shall govern. Capitalized terms used in this Supplement, but not otherwise defined in this Supplement, shall have the meanings given to those terms in the Original Offer to Purchase.

Our Shares are listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “DBI.” On June 7, 2023, the last trading day prior to the commencement by the Company of the Offer, the last reported sale price of the Shares on the NYSE was $7.21 per share and on June 22, 2023, the last full trading day before we announced the increase in the range of the Purchase Price, the last reported sale price of the Shares on NYSE was $9.37. The minimum purchase price of $8.75 per Share is below the last reported sale price for our Shares on June 22, 2023, the last full trading day before the amendment of the Offer, and could be below the last reported sale price of our Shares on the Expiration Date. Accordingly, an election to accept the Purchase Price determined in the Offer or a tender of Shares at a price at or below $8.75 may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8 and Section 12 of the Original Offer to Purchase.

On June 15, 2023, our Board of Directors declared a regular quarterly dividend of $0.05 per Share (the “Quarterly Dividend”). The Quarterly Dividend is payable on July 11, 2023 to shareholders of record as of the close of business on June 27, 2023. You will be entitled to the Quarterly Dividend whether or not you tender your Shares pursuant to the Offer provided you hold such Shares on such record date. Because you will remain the holder of any Shares you tender until the Offer expires and we accept any such Shares for payment, you will receive the Quarterly Dividend even if you tender your Shares prior to the record date for the Quarterly Dividend. However, if you acquire any Shares after the record date for the Quarterly Dividend and subsequently tender such Shares pursuant to the Offer, you will not receive the Quarterly Dividend with respect to such Shares.

The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition. The Offer is, however, subject to other conditions. See Section 7 of the Original Offer to Purchase.

All references to the price range for the Offer or the price at which the Company is offering to purchase Shares now mean a price of not greater than $10.00 nor less than $8.75 per Share (previously not greater than $8.00 nor less than $7.00 per Share).

All references to the minimum price or minimum Purchase Price in the Offer (previously $7.00 per Share) now mean a minimum price or minimum Purchase Price of $8.75 per Share.

All references to the maximum price or maximum Purchase Price in the Offer (previously $8.00 per Share) now mean a maximum price or maximum Purchase Price of $10.00 per Share.

All references to the approximate number of Shares to be purchased under the Offer, if the Offer is fully subscribed at a minimum Purchase Price of $8.75, now mean 11,428,571 Shares (and such number of Shares represents approximately 20% of the Company’s issued and outstanding Shares, or approximately 17% assuming conversion of all shares of Class B Common Shares of the Company, as of June 5, 2023).

All references to the approximate number of Shares to be purchased under the Offer, if the Offer is fully subscribed at a maximum Purchase Price of $10.00, now mean 10,000,000 Shares (and such number of Shares represents approximately 17% of the Company’s issued and outstanding Shares, or approximately 15% assuming conversion of all shares of Class B Common Shares of the Company, as of June 5, 2023).

All references to the closing market price for the Shares now mean a closing market price of $9.37 per Share on June 22, 2023, the last full trading day before the announcement of the amendment of the Offer.

All references to the Letter of Transmittal now include the Amended Letter of Transmittal, and all references to the Notice of Guaranteed Delivery now include the Amended Notice of Guaranteed Delivery.

All references to the Financing Condition are hereby deleted in their entirety.

In addition to the changes that we have described above, under the heading “Amendments to Specific Provisions,” below, we have indicated other specific provisions in the Original Offer to Purchase that are specifically amended by this Supplement and set forth the corresponding amendments.

SUMMARY OF THE AMENDED OFFER

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in the Original Offer to Purchase. We urge you to read carefully the entire Original Offer to Purchase, this Supplement, the related Amended Letter of Transmittal, and the other tender offer materials because they contain the full details of the Offer. We have included references to the sections of the Original Offer to Purchase where you will find a more complete discussion.

What will be the Purchase Price for the Shares?

We are offering to purchase for cash up to $100 million of our Shares at a Purchase Price within a price range of $8.75 to $10.00 per Share (increased from a price range of $7.00 to $8.00 per Share), less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the Offer to Purchase and the related Amended Letter of Transmittal.

If I tendered Shares under the Original Offer to Purchase, do I need to do anything further?

If you already tendered Shares and indicated that you would be willing to sell such Shares to us at the final Purchase Price determined under the Offer, or if your tender is within the amended price range for purchase and you do not wish to change your prior tender instruction, then you do not need to take any further action. All previous tenders by shareholders who did not indicate that they would be willing to sell their shares at the final Purchase Price determined under the Offer and whose tender is not within the amended price range for purchase have been invalidated. Therefore, such shareholders, and any other shareholders who wish to tender their Shares in the Offer or change the number of Shares or price at which they wish to tender such shares in the Offer, must deliver an Amended Letter of Transmittal to the Depositary on or prior to the Expiration Date.

As of the close of business on June 22, 2023, we have been informed that no Shares have been tendered in the Offer.

How will we fund the purchase of the Shares?

The maximum value of Shares purchased in the Offer will be $100 million. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $102 million. We expect to use the net proceeds from the Term Loan Credit Agreement (as defined below) to finance the purchase of the Shares. See Section 9.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time prior to the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us, you may also withdraw such previously tendered Shares at any time after 12:00 Midnight, at the end of the day, New York City time, on August 4, 2023. See Section 4 of the Original Offer to Purchase.

If you have previously tendered Shares and you wish to either increase the number of Shares tendered or change the indication of a specific price at which shares are being tendered, you must withdraw all previously tendered Shares in accordance with the procedures described in Section 4 of the Original Offer to Purchase and submit a new and later-dated Amended Letter of Transmittal (which will supersede your original letter of transmittal) containing your new instructions in accordance with the procedures contained in Section 3 of the Offer to Purchase, or if you hold interests in Shares through a broker, you must follow the broker’s procedures given to you by such party or contact such party and request that your prior instructions with respect to your tendered Shares be changed.

How do I withdraw Shares I previously tendered?

If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4 of the Original Offer to Purchase.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire at 12:00 Midnight, at the end of the day, New York City time, on July 7, 2023, unless we extend or terminate the Offer. The term Expiration Date refers to the specific time and date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 15 of the Original Offer to Purchase.

Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3 of the Original Offer to Purchase.

Will I receive the Quarterly Dividend declared by the Board of Directors on June 15, 2023 if I tender my Shares?

The Quarterly Dividend is payable to shareholders of record on June 27, 2023 and is expected to be paid on July 11, 2023. You will be entitled to the Quarterly Dividend whether or not you tender your Shares pursuant to the Offer provided you hold such Shares on the record date. Because you will remain the holder of any Shares you tender until the Offer expires and we accept any such Shares for payment, you will receive the Quarterly Dividend even if you tender your Shares prior to the record date. However, if you acquire any Shares after the record date for the Quarterly Dividend and subsequently tender such Shares pursuant to the Offer, you will not receive the Quarterly Dividend with respect to such Shares.

Whom should I contact with questions about the Offer?

The Information Agent or the Dealer Managers can help answer your questions. The Information Agent is Georgeson LLC and the Dealer Managers are BofA Securities, Inc. and BMO Capital Markets Corp. Their contact information is set forth below.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call Toll-Free: 1 (888) 206-5896

The Dealer Managers for the Offer are:

BofA Securities, Inc.

One Bryant Park, 8th Floor

New York, New York 10036

Call Toll-Free: (888) 803-9655

BMO Capital Markets Corp.

151 W 42nd Street, 32nd Floor

New York, New York 10036

Call: (212) 702-1101

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Supplement, the Original Offer to Purchase and other documents we file with the SEC that are incorporated by reference in this Supplement and the Original Offer to Purchase contain “forward-looking statements.” Forward-looking statements can be identified by words such as “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “might,” “should,” “could,” “would,” “seek,” “pursue,” and “anticipate” or the negative or other variation of these or similar words or may include discussions of strategy or risks and uncertainties. We describe certain risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of (i) our Annual Report on Form 10-K for the fiscal year ended January 28, 2023 and (ii) any subsequently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Report on Form 8-K.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements.

For further information on factors that could cause actual results to materially differ from expectations, please see the Company’s publicly available SEC filings, including the Company’s Form 10-K for the fiscal year ended January 28, 2023, filed with the SEC on March 16, 2023 and Form 10-Q for the fiscal period ended April 29, 2023, filed with the SEC on June 8, 2023. The Company does not update any of its forward-looking statements except as required by law.

AMENDMENTS TO SPECIFIC PROVISIONS

In addition to the changes that we have described above, the Original Offer to Purchase is further amended as follows:

Cover Page

(i)	The first paragraph on the cover of the Original Offer to Purchase is hereby amended and restated as follows:

“THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, AT THE END OF THE DAY, NEW YORK CITY TIME, ON JULY 7, 2023, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”). THE OFFER IS SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS AS SET FORTH UNDER THE HEADING “THE OFFER-CONDITIONS OF THE OFFER.””

(ii)	The first sentence in the third paragraph on the cover of the Original Offer to Purchase is hereby amended and restated as follows:

“Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders.”

(iii)	The sixth paragraph on the cover of the Original Offer to Purchase is hereby amended and restated as follows:

“THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, AND THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.”

Summary Term Sheet

(i)

The last paragraph under the caption “How many Shares will we purchase in the Offer?” under the section titled “Summary Term Sheet” beginning on page 7 of the Original Offer to Purchase is hereby amended and restated as follows:

“The Offer is not conditioned on any minimum number of Shares being tendered, and the Offer is not subject to a financing condition; however, the Offer is subject to certain other conditions. See Section 7.”

(ii)

The first paragraph (other than, for purposes of clarity, the bullet points immediately under such first paragraph) under the caption “Are there any conditions to the Offer?” under the section titled “Summary Term Sheet” beginning on page 7 of the Original Offer to Purchase is hereby amended and restated as follows:

“Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including but not limited to:”

(iii)

The bullet points under the caption “Are there any conditions to the Offer?” under the section of the Offer to Purchase titled “Summary Term Sheet” beginning on page 7 of the Offer to Purchase are hereby amended by deleting the first bullet in its entirety.

(iv)

The caption “When and how will you pay me for the Shares I tender?” under the section titled “Summary Term Sheet” beginning on page 7 of the Original Offer to Purchase is hereby amended to add the following:

“If you hold Shares on June 27, 2023, the record date for the Quarterly Dividend, you will be entitled to the Quarterly Dividend that is expected to be paid on July 11, 2023. The payment of the Quarterly Dividend is not part of the Purchase Price and you will be entitled to the Quarterly Dividend whether or not you tender your Shares pursuant to the Offer provided you hold such Shares on the record date.”

Introduction

(i)	The sixth paragraph under the section titled “Introduction” beginning on page 17 of the Original Offer to Purchase is hereby amended to add the following:

On June 15, 2023, our Board of Directors declared a regular quarterly dividend of $0.05 per Share (the “Quarterly Dividend”). The Quarterly Dividend is payable on July 11, 2023 to shareholders of record as of the close of business on June 27, 2023. You will be entitled to the Quarterly Dividend whether or not you tender your Shares pursuant to the Offer provided you hold such Shares on such record date. Because you will remain the holder of any Shares you tender until the Offer expires and we accept any such Shares for payment, you will receive the Quarterly Dividend even if you tender your Shares prior to the record date for the Quarterly Dividend. However, if you acquire any Shares after the record date for the Quarterly Dividend and subsequently tender such Shares pursuant to the Offer, you will not receive the Quarterly Dividend with respect to such Shares.

(ii)	The seventh paragraph under the section titled “Introduction” beginning on page 17 of the Original Offer to Purchase is hereby amended and restated as follows:

“THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, AND THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.”

The Offer

1.	Number of Shares; Price; Proration

(i)	The first sentence of the first paragraph under the section titled “Number of Shares; Price; Proration” in Section 1 of the Original Offer to Purchase is hereby amended and restated as follows:

“Upon the terms and subject to the conditions of the Offer, we will purchase $100 million in aggregate purchase price of Shares, or all Shares properly tendered and not properly withdrawn in the event that less than $100 million in aggregate purchase price of Shares is properly tendered and not properly withdrawn.”

(ii)	The fourth paragraph under the section titled “Number of Shares; Price; Proration” in Section 1 of the Original Offer to Purchase is hereby amended and restated as follows:

“We will pay the Purchase Price, in cash from the net proceeds of the Term Loan Credit Agreement (as defined below), for all Shares purchased in the Offer, less any applicable withholding taxes and without interest, promptly after the Expiration Date. We will not purchase any Shares at a price in excess of the Purchase Price.”

(iii)	The eleventh paragraph under the section titled “Number of Shares; Price; Proration” in Section 1 of the Original Offer to Purchase is hereby amended and restated as follows:

“THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, AND THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.”

3.	Procedures for Tendering Shares

The section titled “Procedures for Tendering Shares” in Section 3 of the Original Offer to Purchase is hereby amended to add the following:

“As the price range of the Offer has been increased as described above, shareholders who have already tendered Shares and indicated that they would be willing to sell their tendered Shares to us at the final Purchase Price determined by us under the Offer, or whose tender is within the amended price range for purchase and who do not wish to change their prior tender instruction, do not need to take any further action. All previous tenders by shareholders who did not indicate that they would be willing to sell their Shares at the final Purchase Price determined under the Offer and whose tenders are not within the amended price range for purchase have been invalidated. Therefore, such shareholders, and any other shareholders who wish to tender their shares in the Offer, or change the number of Shares or price at which they wish to tender such shares in the Offer, must deliver an Amended Letter of Transmittal to the Depositary on or prior to the Expiration Date.”

5.	Purchase of Shares and Payment of Purchase Price

The first sentence of the third paragraph under the section titled “Purchase of Shares and Payment of Purchase Price” in Section 5 of the Original Offer to Purchase is hereby amended and restated as follows:

“Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment in accordance with the Offer promptly after the Expiration Date.”

7.	Conditions of the Offer

(i)

The first sentence of the first paragraph (other than, for purposes of clarity, the bullet points immediately under such first paragraph) under the section titled “Conditions of the Offer” in Section 7 of the Original Offer to Purchase is hereby amended and restated as follows:

“The Offer is not conditioned on any minimum number of Shares being tendered, and the Offer is not subject to a financing condition; however, the Offer is subject to certain other conditions.”

(ii)	The bullet points under the section titled “Conditions of the Offer” in Section 7 of the Original Offer to Purchase are hereby amended by deleting the first bullet in its entirety.

8.	Price Range of Shares; Dividends

The section titled “Price Range of Shares; Dividends” in Section 8 of the Original Offer to Purchase is hereby amended and restated as follows:

“The Shares are listed and traded on the NYSE under the trading symbol “DBI.” The following table sets forth, for the fiscal quarters indicated, the high and low composite per Share prices of the Shares on the NYSE and the cash dividends per Share declared:”

Fiscal Year 2021 (year ended January 29, 2022)

	High	Low	Cash Dividends Declared
First Quarter	$18.76	$11.40	$—
Second Quarter	$20.48	$13.28	$—
Third Quarter	$16.48	$11.76	$—
Fourth Quarter	$17.42	$11.80	$—

Fiscal Year 2022 (year ended January 28, 2023)

	High	Low	Cash Dividends Declared
First Quarter	$15.58	$11.24	$0.05
Second Quarter	$16.09	$12.39	$0.05
Third Quarter	$19.38	$14.08	$0.05
Fourth Quarter	$16.39	$8.90	$0.05

Fiscal Year Ending January 28, 2024

	High	Low	Cash Dividends Declared
First Quarter	$11.24	$7.93	$0.05
Second Quarter (through June 22, 2023)	$9.61	$6.14	$0.05

“On June 15, 2023, our Board of Directors the Quarterly Dividend is payable on July 11, 2023 to shareholders of record as of the close of business on June 27, 2023. You will be entitled to the Quarterly Dividend whether or not you tender your Shares pursuant to the Offer provided you hold such Shares on such record date. Because you will remain the holder of any Shares you tender until the Offer expires and we accept any such Shares for payment, you will receive the Quarterly Dividend even if you tender your Shares prior to the record date for the Quarterly Dividend. However, if you acquire any Shares after the record date for the Quarterly Dividend and subsequently tender such Shares pursuant to the Offer, you will not receive the Quarterly Dividend with respect to such Shares.

The payment of additional dividends or distributions in the future will be subject to the requirements of the laws of the State of Ohio and the discretion of our Board of Directors. Any dividend payment must be approved by the Board of Directors. The declaration of any future cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions.

On June 22, 2023, the last full trading day before the commencement of the Offer, the last closing sale price of the Shares on the NYSE was $9.37 per Share, which is above the $8.75 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the Shares.”

9.	Source and Amount of Funds

The section titled “Source and Amount of Funds” in Section 9 of the Original Offer to Purchase is hereby amended and restated as follows:

“Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with related fees and expenses, to be approximately $102 million. We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, through cash from a new credit agreement (the “Term Loan Credit Agreement”) among the Company, as U.S. borrower, Designer Brands Canada Inc., as Canadian borrower, certain of the Company’s domestic subsidiaries as guarantors, the lenders party thereto, and PLC Agent LLC, as Administrative Agent and Lead Arranger. The Original Offer to Purchase was subject to our entering into the Financing Arrangement, described in the Original Offer to Purchase, resulting in receipt of at least $135 million of available borrowing capacity (such condition, the “Financing Condition”). The Financing Condition was satisfied upon our entering into the Term Loan Credit Agreement on June 23, 2023. The Offer remains subject to the other conditions described in Section 7.”

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

The second paragraph under the section titled “Transactions with Executive Officers, Directors and Other Related Persons” in Section 12 of the Original Offer to Purchase is hereby amended and restated as follows:

“In the ordinary course of business, we have entered into a number of agreements with SSC and its affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. Second Avenue Capital Partners, an operating division of SB360 Capital Partners (“SB360”), received a customary arrangement fee in connection with the Term Loan Credit Agreement. SB360 is an affiliate of SSC.”

16.	Fees and Expenses

The second paragraph under the section titled “Fees and Expenses” in Section 16 of the Original Offer to Purchase is hereby amended and restated as follows:

“The Dealer Managers and their respective its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. In particular, certain affiliates of BofA Securities, Inc. and BMO Capital Markets Corp. are agents or lenders under our current senior secured asset-based revolving credit facility (the “ABL Revolver”). While we will not utilize the ABL Revolver as a source of funds for the Offer, we were required to amend the ABL Revolver in order to enter into the Term Loan Credit Agreement, and the respective administrative agents under the ABL Revolver and the Term Loan Credit Agreement were required to enter into an intercreditor agreement in connection therewith. We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, through cash from the Term Loan Credit Agreement. See Section 9.”

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Managers or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC the Schedule TO and Amendment No. 1, which contain additional information relating to the Offer. The Schedule TO and Amendment No. 1, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or regarding the price or prices at which you should tender your Shares.

We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in tender offer materials. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, the Dealer Managers, the Depositary or the Information Agent.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN TENDER OFFER MATERIALS. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

Designer Brands Inc.

June 23, 2023

The Amended Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Amended Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

First Class, Registered or Certified Mail:	For Delivery of Amended Notice of Guaranteed Delivery via Email for Eligible Institutions ONLY:	By Express or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	canoticeofguarantee@computershare.com	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE AMENDED LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, this Amended Letter of Transmittal, the Amended Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call Toll-Free: (888) 206-5896

The Dealer Managers for the Offer are:

BofA Securities, Inc.

One Bryant Park, 8th Floor

New York, New York 10036

Call Toll-Free: (888) 803-9655

BMO Capital Markets Corp.

151 W 42nd Street, 32nd Floor

New York, New York 10036

Call: (212) 702-1101